Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192851

Prospectus Supplement No. 2

(to Prospectus dated February 18, 2014)

GREENHUNTER RESOURCES, INC.

181,786 Shares of 10% Series C Cumulative Preferred Stock

5,511,424 Shares of Common Stock

This Prospectus Supplement No. 2 updates, amends and supplements the information previously included in our prospectus dated February 18, 2014, which we refer to as our prospectus, relating to the resale by the selling stockholders named therein of up to (i) 181,786 shares of our 10% Series C Cumulative Preferred Stock, par value $0.001 per share, which we refer to as our Series C Preferred Stock, and 5,077,811 shares of our common stock, par value $0.001 per share, which we refer to as our common stock, issuable upon the conversion of the Series C Preferred Stock as further described therein, (ii) 282,778 shares of common stock underlying common stock purchase warrants held by the selling stockholders, and (iii) 150,835 outstanding shares of common stock held by the selling stockholders.

This Prospectus Supplement No. 2 incorporates into our prospectus the information contained in our attached Form 8-K, which was filed with the Securities and Exchange Commission on March 6, 2014. Any other documents, exhibits or information contained in the Form 8-K that have been deemed furnished and not filed pursuant to General Instruction B.2 of Form 8-K or in accordance with Securities and Exchange Commission rules shall not be included in this Prospectus Supplement No. 2. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

Investing in our Series C Preferred Stock and common stock involves significant risks. You should carefully consider the risk factors beginning on page 4 of our prospectus before purchasing any of the Series C Preferred Stock or common stock offered by our prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is March 7, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014.

GREENHUNTER RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33893	20-4864036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Texan Trail GRAPEVINE, TEXAS	76051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 410-1044

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 28, 2014, the Company closed a private placement (the “Offering”) consisting of $1,085,000 aggregate principal amount of the Company’s 15.0% Term Notes due one year from the date of issuance (the “Notes”) together with Warrants (the “Warrants”) to purchase up to 96,444 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $2.25 per share. These Warrants have an expiration date five years from the date of issuance. The Company anticipates it will close an additional $50,000 principal amount of the Notes together with an additional 4,444 Warrants on Friday, March 7, 2014. Therefore, the entire amount raised for this offering will be $1,135,000 and the Company will issue 100,888 Warrants.

The Notes will be senior unsecured obligations of the Company and each Note will rank equally in right of payment to all of the Company’s existing and future senior debt and senior in right of payment to all of its existing and future subordinated debt. The Company will pay accrued but unpaid interest on the Notes monthly on the first of each month of the term of the Notes. In addition, the Company may prepay the Notes in whole or in part at any time.

Northland Securities, Inc. acted as the placement agent for the offering.

The Company completed the transaction in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the 1933 Act.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Title

4.01	Form of Warrant between the Company and purchasers of securities, dated February 28, 2014

10.1	Form of Note between the Company and purchasers of securities dated February 28, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHUNTER RESOURCES, INC.

Date: March 6, 2014	By:	/s/ Morgan F. Johnston
	Name:	Morgan F. Johnston
	Title:	Sr. VP, General Counsel and Secretary

Exhibit Number	Exhibit Title

4.01	Form of Warrant between the Company and purchasers of securities, dated February 28, 2014

10.1	Form of Note between the Company and purchasers of securities dated February 28, 2014

Exhibit 4.01

FORM OF WARRANT

NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED BELOW), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT (II) UNLESS SOLD OR TRANSFERRED TO A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OR (III) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THESE SECURITIES.

GREENHUNTER RESOURCES, INC.

COMMON STOCK WARRANT

THIS CERTIFIES THAT, for value received, the Holder is entitled to purchase, and GreenHunter Resources, Inc., a Delaware corporation (the “Company”), promises and agrees to sell and issue to the Holder, at any time, or from time to time, during the Exercise Period, up to                     shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, at the Exercise Price, subject to the provisions and upon the terms and conditions hereinafter set forth. This Warrant is one of the Unit Warrants issued in the Offering.

1. Definitions of Certain Terms. In addition to the terms defined elsewhere in this Warrant, the following terms have the following meanings:

(a) “Business Day” means a day on which banks are open for business in the city of New York.

(b) “Commission” means the U.S. Securities and Exchange Commission.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(d) “Exercise Price” means the price at which the Holder may purchase one share of Common Stock upon exercise of this Warrant as determined from time to time pursuant to the provisions hereof. The initial Exercise Price is $2.25 per share, subject to adjustment as provided herein.

(e) “Expiration Date” means [•].

(f) “Holder” means a record holder of the Warrant or shares of Common Stock obtained or obtainable upon exercise of the Warrant, as applicable. The initial Holder is [            ].

(g) “Issue Date” means [•], 2014.

(h) “Offering” shall mean the offering described in the Private Offering Memorandum.

(i) “Private Offering Memorandum” means that certain Private Offering Memorandum provided by the Company concerning the offering of the Units, as amended, restated and/or supplemented from time to time.

(j) “Subscription Agreement” means that certain Subscription Agreement between the Company and the Holder.

(k) “Securities Act” means the Securities Act of 1933, as amended.

Exhibit B Page 1

(l) “Unit” means a unit consisting of (i) up to $1,500,000 aggregate principal amount of the Company’s 15.0% Unsecured Promissory Notes due 2014 and (ii) Warrants to purchase up to 133,333 shares of Common Stock, issued pursuant to the terms of the Subscription Agreement.

(m) “Unit Warrants” means, collectively, the warrants issued to the investors in the Offering, as more fully described in the Private Offering Memorandum and the Subscription Agreement.

(n) “Warrant” means this warrant and any warrant or warrants hereafter issued as a consequence of the exercise or transfer of this warrant in whole or in part.

2. Exercise of Warrant.

(a) Manner of Exercise. This Warrant may be exercised, in whole or in part, at any time or from time to time, during the period commencing as of 9:30:01 a.m., New York time, on the Issue Date and ending as of 5:30 p.m., New York time, on the Expiration Date (the “Exercise Period”), for                      fully paid and non-assessable shares of Common Stock (the “Warrant Shares”), for an exercise price per share equal to the Exercise Price, by delivery to the Company at its headquarters, or at such other place as is designated in writing by the Company, of:

(1) a duly executed Notice of Exercise, substantially in the form of Attachment I attached hereto and incorporated by reference herein;

(2) this Warrant; and

(3) payment of an amount in cash equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise, with such payment being in the form of a wire transfer of funds to an account designated in writing by the Company.

The date on which the Company receives the Notice of Exercise, this Warrant, and the Exercise Price payable with respect to the Warrant Shares being purchased shall be deemed to be the date of exercise (the “Date of Exercise”).

(b) Delivery of Certificates. Subject to the provisions below, upon receipt of the Notice of Exercise, the Company shall immediately instruct its transfer agent to prepare certificates for the Warrant Shares to be received by the Holder upon such exercise. The Company shall, at its own cost and expense, cause the transfer agent to deliver such certificates to the Holder (or to such other nominee as may be designated by the Holder) within three Business Days following the Date of Exercise (the “Delivery Period”). The Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised as of the Date of Exercise, irrespective of the date such certificates are actually delivered by the transfer agent to the Holder or are credited to the Holder’s Depository Trust Company (“DTC”) account, as the case may be. If fewer than all of the Warrant Shares purchasable under the Warrant are purchased, the Company will, upon such partial exercise, execute and deliver to the Holder a new Warrant (dated as of the Issue Date), in the same form and tenor as this Warrant, evidencing that portion of the Warrant not exercised.

(c) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise (provided that the transfer agent is participating in the DTC Fast Automated Securities Transfer program and provided further that the Holder provides the transfer agent with information required in order to issue such Warrant Shares to the Holder electronically), upon the request of the Holder as set forth in the Notice of Exercise, but only if the Warrant Shares may be issued without restrictive legends, the Company shall cause its transfer agent to electronically transmit, within the Delivery Period, the Warrant Shares issuable upon exercise to the Holder by crediting Holder’s account with DTC through its Deposit Withdrawal Agent Commission system. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(d) No Fractional Shares. If a fractional share of Warrant Shares would, but for the provisions of this Section 2(d), be issuable upon exercise of the rights represented by this Warrant, the Company shall (i) round a half share or greater to be delivered to Holder up to the next whole share and (ii) round a less-than-half share to be delivered to Holder down to the nearest whole share.

Exhibit B Page 2

(e) Buy-In. Notwithstanding anything else to the contrary contained herein, in addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the applicable Warrant Shares purchased upon exercise hereof or credit the Holder’s balance account with DTC, as applicable, on or before the end of the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by Holder to the Company hereunder), and if after such date the Holder purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares that the Holder anticipated receiving from the Company upon exercise of this Warrant (a “Buy-In”), then the Company shall, within three Business Days after the Holder’s request, (1) pay cash to the Holder the amount by which (x) the Holder’s total purchase price (including commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue, by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored, or deliver to the Holder the number of Warrant Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing the Warrant Shares as required pursuant to the terms hereof.

(f) No Charge to Holder Upon Issuance. The issuance of Warrant Shares upon exercise of this Warrant shall be made without charge to Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares (other than any transfer taxes resulting from the issuance of Warrant Shares to any person other than Holder).

(g) Reservation of Shares. During the Exercise Period, the Company shall reserve and keep available out of its authorized but unissued Common Stock such number of Warrant Shares issuable upon the full exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges and not subject to the pre-emptive rights of any holder of Common Stock or any other class or series of stock of the Company. During the Exercise Period, the Company shall not take any action which would cause the number of authorized but unissued Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of this Warrant.

(h) Limitations on Exercises. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 9.98% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock. Notwithstanding anything else set forth herein, in no event shall this Warrant be exercisable by the Holder to the extent that the Holder or any of its affiliates would beneficially own in excess of 19.99% of the number of shares of the Company’s Common Stock outstanding as of the Issue Date unless any issuances in excess of the foregoing limitation are approved by the Company’s common stockholders.

Exhibit B Page 3

3. Adjustments in Certain Events. The number, class, and price of Warrant Shares for which this Warrant may be exercised are subject to adjustment from time to time upon the happening of certain events as follows:

(a) Subdivisions, Combinations and Other Issuances. If the outstanding shares of the Company’s Common Stock are divided into a greater number of shares, by forward stock split or otherwise, or a dividend in stock is paid on the Common Stock, then the number of shares of Warrant Shares for which the Warrant is then exercisable will be proportionately increased and the Exercise Price will be proportionately reduced. Conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, by reverse stock split or otherwise, then the number of Warrant Shares for which the Warrant is then exercisable will be proportionately reduced and the Exercise Price will be proportionately increased. The increases and reductions provided for in this Section 3(a) will be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of the Warrants nor the price payable for such percentage upon such exercise will be affected by any event described in this Section 3(a).

(b) Merger, Consolidation, Reclassification, Reorganization, Etc. In case of any change in the Common Stock through merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of all or substantially all the assets of the Company, or other change in the capital structure of the Company, then, as a condition of such change, lawful and adequate provision will be made so that the Holder will have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares of stock or other securities or property to which he would have been entitled if, immediately prior to such event, he had held the number of Warrant Shares obtainable upon the exercise of the Warrant. In any such case, appropriate adjustment will be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth herein will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrant. The Company will not permit any change in its capital structure to occur unless the issuer of the shares of stock or other securities to be received by the Holder, if not the Company, agrees to be bound by and comply with the provisions of this Warrant.

(c) Notice of Record Date, Etc. In the event the Company shall propose to take any action of the types requiring an adjustment pursuant to this Section 3 or a dissolution, liquidation or winding up of the Company shall be proposed, the Company shall give notice to Holder as provided in Section 6 below, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise of the Warrant. In the case of any action which will require the fixing of a record date, unless otherwise provided in this Warrant, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(d) If securities of the Company or securities of any subsidiary of the Company are distributed pro rata to holders of Common Stock, such number of securities will be distributed to the Holder or its assignee upon exercise of its rights hereunder as such Holder or assignee would have been entitled to if this Warrant had been exercised prior to the record date for such distribution. The provisions with respect to adjustment of the Common Stock provided in this Section 3 will also apply to the securities to which the Holder or its assignee is entitled under this Section 3(d).

4. No Rights as a Stockholder. Except as otherwise provided herein, the Holder will not, by virtue of ownership of the Warrant, be entitled to any rights of a stockholder of the Company but will, upon written request to the Company, be entitled to receive such quarterly or annual reports as the Company distributes to its stockholders.

Exhibit B Page 4

5. Restrictions on Transfer; Legends.

(a) Registration or Exemption Required. Assuming the accuracy of the representations and warranties of the Holder contained in the Subscription Agreement, this Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state laws. Neither this Warrant nor the Warrant Shares may be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501 promulgated under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(b) Restrictive Legend. The Holder understands that until such time as the Warrant Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant and the Warrant Shares, as applicable, shall bear a restrictive legend in substantially the form set forth on the cover page of this Warrant (and a stop-transfer order may be placed against transfer of the certificates for such securities).

(c) Removal of Restrictive Legends. The certificates evidencing the Warrant Shares shall not contain any legend restricting the transfer thereof: (A) while a registration statement covering the sale or resale of the Warrant Shares is effective under the Securities Act, or (B) following any sale of such Warrant Shares pursuant to Rule 144, or (C) if such Warrant Shares are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) and the Company shall have received an opinion of counsel to the Holder in form reasonably acceptable to the Company to such effect (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to its transfer agent if required by the transfer agent to effect the issuance of the Warrant Shares, as applicable, without a restrictive legend or removal of the legend hereunder. The Company agrees that at such time as the Unrestricted Conditions are met, it will, no later than three (3) Trading Days following the delivery by the Holder to the Company or the transfer agent of a certificate representing Warrant Shares, issued with a restrictive legend, deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such Warrant Shares that is free from all restrictive and other legends.

6. Notices; Adjustments.

(i) All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company or to Holder, as applicable, at the respective addresses set forth on the signature page to the Subscription Agreement or at such other address(es) as they may designate, respectively, by ten (10) days advance written notice to the other party hereto.

(ii) Upon the occurrence of any adjustments pursuant to Section 3 hereof, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

Exhibit B Page 5

7. Non-Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder.

8. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles, and notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.

9. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions identical to this Warrant, in lieu hereof.

10. Modification and Waiver. The Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder of the Warrant.

11. Successors. This Warrant shall be binding and inure to the benefit of the parties and their respective successors and assigns hereunder; provided that this Warrant may be assigned by Holder only in compliance with the conditions specified in and in accordance with all of the terms of this Warrant. This Warrant does not create and shall not be construed as creating any rights enforceable by any other person or corporation.

12. Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13. Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of New York, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

14. Severability. If any provision of this Warrant shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Warrant.

15. Execution and Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Warrant, and no party shall be required to produce an original or all of such counterparts in making such proof.

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Exhibit B Page 6

IN WITNESS WHEREOF, each of the Company and Holder have each caused this Warrant to be executed and delivered as of the Issue Date by an officer thereunto duly authorized.

GREENHUNTER RESOURCES, INC.

By:
Name:
Title:

Acknowledged and Agreed to as of the Issue Date:

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

ATTACHMENT I

NOTICE OF EXERCISE

GREENHUNTER RESOURCES, INC.

Attention:

The undersigned hereby elects to purchase, pursuant to the provisions of the Common Stock Warrant issued by GreenHunter Resources, Inc. as of         , 2013, and held by the undersigned, the original of which is attached hereto, and (check the applicable box):

☐	Tenders herewith payment of the Exercise Price in the form of cash, via wire transfer of immediately available funds, in the amount of $ for shares of Common Stock.

☐	If this box is checked, as long as the Company’s transfer agent participates in the DTC Fast Automated Securities Transfer program (“FAST”), and except as otherwise provided in the next following sentence, the Company shall effect delivery of the shares of Common Stock to the Holder by crediting to the account of the Holder or its nominee at DTC (as specified in this Exercise Notice) with the number of shares of Common Stock required to be delivered. In the event that the Company’s transfer agent is not a participant in FAST, or if the shares of Common Stock are not otherwise eligible for delivery through FAST, the Company shall effect delivery of the shares of Common Stock by delivering to Holder or its nominee physical certificates representing such shares.

Information for Delivery of uncertificated Shares by DWAC:

Account Number:
Account Name:
DTC Number:

HOLDER:

Name:
Title:

Date:

Exhibit 10.1

FORM OF NOTE

THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE THEREFROM.

UNSECURED PROMISSORY NOTE

$[•]	[•], 2014

FOR VALUE RECEIVED, subject to the terms and conditions stated below, GreenHunter Resources, Inc., a Delaware corporation (the “Company” or the “Maker”), hereby promises to pay to the order of [•] (the “Holder”), at the Holder’s address stated in this Note or such other address as the holder of this unsecured note (the “Note”) shall designate from time to time in lawful money of the United States of America in immediately available funds, on [•] (the “Maturity Date”), the principal amount of [•] Dollars and No/100 Dollars ($[•]) with interest on the principal amount from the date hereof (the “Interest Rate”) to accrue at the rate of fifteen percent (15%) per annum simple interest until the outstanding principal balance and any accrued interest are paid in full; provided that the Interest Rate shall accrue at the lower of (i) the rate of seventeen percent (17%) per annum simple interest or (ii) the maximum rate permitted by applicable law, during any period in which an Event of Default (as defined below) continues. Interest shall be calculated on the basis of actual number of days elapsed over a year of 360 days, with months of 30 days. All payments received by the Holder hereunder will be applied first to costs of collection, if any, and the balance to accrued interest and then to principal.

Payments on this Note shall be made as follows:

Accrued but unpaid interest shall be payable monthly on the first of each month of the term of this Note. Principal and remaining accrued but unpaid interest shall be due and payable on the Maturity Date.

The Maker may prepay this Note, in whole or in part, at any time before the Maturity Date. Any optional prepayment (and, as applicable, any payment or prepayment required in connection with an Event of Default (as defined below)) made on or prior to the Maturity Date shall be accompanied by a prepayment fee equal to all interest on this Note that would have been due after such prepayment through the end of the Maturity Date, if no payment of principal was made prior to the end of the Maturity Date, calculated based upon the Interest Rate in effect as of such prepayment.

1.	Events of Default. The outstanding principal balance on this Note (together with all interest accrued thereon) shall, at the option of the Holder hereof, become immediately due and payable without notice or demand, upon the happening of any one of the following specified events (each, an “Event of Default”):

(i)	the occurrence of a default under the terms of the Note;

(ii)	a material breach by the Company of any provision of the Pledge and Security Agreement, provided that such breach shall not be deemed an Event of Default, if such breach is cured prior to the thirty-first (31st) day following written notice of such breach from the Holder or the Collateral Agent;

(iii)	the making by the Company of a general assignment for the benefit of creditors;

(iv)	the filing of any petition or the commencement of any proceeding by the Company or any endorser or guarantor of this Note for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions;

(v)	the filing of any petition or the commencement of any proceeding against the Company or any endorser or guarantor of this Note for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions, which proceeding is not dismissed within sixty (60) days; or

(vi)	any acquisition of the Company, whether by merger, sale of assets or other transaction.

Upon the occurrence of any Event of Default (other than an Event of Default as specified in Section 1(iv) or Section 1(v)) and so long as such Event of Default is continuing, the Holder may, at its option and upon written notice of acceleration given to the Company, declare the entire unpaid portion of the principal amount and all unpaid accrued interest under the Notes due and payable. If an Event of Default specified in Section 1(iv) or Section 1(v) occurs and is continuing, then the entire unpaid portion of the principal amount and all unpaid accrued interest under the Notes shall automatically, and without any notice or any other action on the part of the Holder, become due and payable immediately. Prior to or after any notice of acceleration given to the Company, the Holder may waive any Event of Default that has occurred hereunder and its consequences. Whenever any Event of Default hereunder shall have been waived as permitted by this Section 1, such Event of Default shall for all purposes of this Note be deemed to have been cured and to be not continuing.

2.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that:

I.	Authorization and Delivery. This Note has been duly authorized and executed by the Company and when delivered will be the valid and binding obligation of the Company enforceable in accordance with its terms.

(i)	No Inconsistency. The execution and delivery of this Note will not violate any provision of the Company’s Certificate of Incorporation and Bylaws, (ii) contravene any law, governmental rule or regulation, judgment or order applicable to the Company, (iii) contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or (iv) require the consent or approval of, the giving of notice to, the registration with the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

3.	Miscellaneous.

II.	Expenses. The Company agrees to pay the Holder’s reasonable costs (including reasonable attorney’s fees) incurred in connection with the preparation and execution of this Note and any related documentation and the Holder’s reasonable costs (including reasonable attorney’s fees) in collecting and enforcing this Note.

(i)	Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

(ii)	Waiver or Amendment. No waiver of any obligation of the Company under this Note or any amendment to this Note shall be effective without the written consent of the Holder hereof. A waiver by the Holder of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

(iii)	Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

(iv)	Notice. Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company, at:

GreenHunter Resources, Inc.

1048 Texan Trail

Grapevine, Texas 76051

Attn: Morgan F. Johnston, Senior Vice President

If to the Holder, at:

Attn:

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

(v)	Waiver by Company. The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof or enforcement of the security herefor, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder with respect to the time of payment or any other provision hereof.

(vi)	Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

(vii)	Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflicts of law principles.

GREENHUNTER RESOURCES, INC.

By:
Name:	Morgan F. Johnston
Title:	Sr. VP, General Counsel and Secretary